SCHEDULE A
                           (AS OF FEBRUARY 20, 2014)


                              SERIES OF THE TRUST
SERIES                                                        EFFECTIVE DATE
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First Trust NASDAQ Technology Dividend Index Fund             August 10, 2012

Multi-Asset Diversified Income Index Fund                     August 10, 2012

International Multi-Asset Diversified Income Index Fund       August 16, 2013

First Trust High Income ETF                                   January 7, 2014

First Trust Low Beta Income ETF                               January 7, 2014

First Trust NASDAQ Rising Dividend Achievers ETF              January 7, 2014

First Trust RBA Quality Income ETF                         [February 24, 2014]

First Trust RBA American Industrial Renaissance(TM)        [February 24, 2014]